Exhibit 10
AGREEMENT OF PURCHASE AND SALE
     This Agreement of Purchase and Sale (the “Purchase Agreement”) is made and entered into on this 11th day of January, 2010, by and among Brightpoint, Inc. (“Brightpoint”) and Partner Escrow Holding A/S (“PE Holding”). Brightpoint and PE Holding are sometimes hereinafter referred to as the “Parties”.
     WHEREAS, Brightpoint, NC Telecom Holding A/S (f/k/a Dangaard Holding A/S) (“NC Holding”) and Nordic Wholesale Services S.a.r.l., the beneficial owner of NC Holding (“Nordic Luxco”) executed a Settlement Agreement dated as of October 1, 2009 (the “Settlement Agreement”) pursuant to which, among other things, Brightpoint purchased from NC Holding 3,000,000 shares of Brightpoint common stock, $.01 par value per share (“Common Stock”) from NC Holding, and permitted NC Holding to transfer all of its remaining shares of Brightpoint Common Stock to certain affiliates of NC Holding, as more fully set forth in the Settlement Agreement;
     WHEREAS, on November 13, 2009 NC Holding transferred 9,187,164 shares of Brightpoint Common Stock (the “Shares”) held by NC Holding to PE Holding; and
     WHEREAS, Brightpoint now desires to purchase, and PE Holding desires to sell, all of such Shares pursuant to the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the above premises and for valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.	Closing Deliveries.
     On the date which is four (4) business days after the date hereof (Friday January 15, 2010):
     a. PE Holding shall (i) cause American Stock Transfer & Trust Company, the transfer agent of Brightpoint (the “Transfer Agent”), to deliver the 9,187,164 Shares, all of which are held in book entry form, to Brightpoint; (ii) cause the Transfer Agent to deliver such additional number of shares of Brightpoint Common Stock (all of which are held in book entry form) equal to the aggregate number of shares offered for sale to Brightpoint by those individuals set forth on Schedule A attached hereto, at Six Dollars and Twenty Cents (U.S. $6.20) per share and who have executed and timely delivered the documents set forth in Section 1 b.ii below; (iii) cause the delivery of an opinion of counsel from Accura, reasonably satisfactory to Brightpoint, with respect to the due authorization of this Purchase Agreement by PE Holding; and (iv) cause the delivery of an incumbency certificate, reasonably satisfactory to Brightpoint, of Nordic Capital Fund VI, (consisting of Nordic Capital VI Alpha, L.P., Nordic Capital VI Beta L.P., Nordic Capital VI Limited, NC VI Limited and Nordic Industries Limited) indicating those officers authorized to sign on behalf of each of such entities.
     b. Brightpoint shall deliver (i) to PE Holding the sum of Fifty Six Million, Nine Hundred Sixty Thousand, Four Hundred Sixteen Dollars and Eighty Cents (U.S. $56,960,416.80) in cash, (which represents a purchase price of Six Dollars and Twenty Cents (U.S. $6.20) per share of Brightpoint Common Stock) by wire transfer of immediately available funds to an account to be designated in writing by PE Holding and (ii) to each of those individuals on Schedule A attached hereto who have executed and delivered to Brightpoint, not less than two (2) business days after the date hereof, an agreement of purchase and sale in substantially the same form as this Agreement covering the shares offered to Brightpoint; the sum equal to product of (A) the number of shares of Brightpoint Common stock offered to Brightpoint by such individual multiplied by (b) Six Dollars and Twenty Cents (U.S. $6.20), by wire transfer of immediately available funds to an account to be designated in writing by each such individual.
     2. Representations and Warranties.
     a. By the Parties.
          Each of the Parties hereto represents and warrants to the other that it was represented by counsel licensed to practice in the courts of the State of New York and is each satisfied with such representation.
     b. By Brightpoint.
          i. Brightpoint is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
          ii. This Purchase Agreement is a legal, valid and binding obligation of Brightpoint, enforceable according to its terms, and has been executed by a duly authorized representative of Brightpoint.
          iii. Brightpoint, in making the decision to enter into this Purchase Agreement, has not relied upon any representations, other than as set forth herein, or assurances from PE Holding, any of its affiliates, officers, directors or employees or any other representatives or agents of PE Holding.

          iv. Brightpoint has all corporate power and authority to execute this Purchase Agreement. This Purchase Agreement has been validly authorized, executed and delivered by Brightpoint, and no further corporate actions are required on the part of Brightpoint to authorize the execution and delivery of this Purchase Agreement. The execution, delivery and performance of this Purchase Agreement by Brightpoint does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) the organizational documents of Brightpoint, (ii) any agreement, contract or instrument to which Brightpoint is a party which would prevent Brightpoint from performing its obligations hereunder, or (iii) any law, statute, rule or regulation to which Brightpoint is subject.
          v. Brightpoint acknowledges that it has had the opportunity to review this Purchase Agreement and the transactions contemplated by this Purchase Agreement with its own legal counsel and investment and tax advisors. Brightpoint is not relying on any statements or representations of PE Holding or any of its affiliates, representatives or agents for legal, tax or investment advice with respect to this Purchase Agreement or the transactions contemplated by the Purchase Agreement.
     c. By PE Holding.
          i. PE Holding is duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the laws of the jurisdiction of its organization.
          ii. This Purchase Agreement is a legal, valid and binding obligation of PE Holding, enforceable according to its terms, and has been executed by a duly authorized representative of PE Holding.
          iii. PE Holding is sophisticated in financial matters and each such entity is able to evaluate the risks and benefits attendant to the sale of the Shares to Brightpoint.
          iv. PE Holding, in making the decision to sell the Shares to Brightpoint, has not relied upon any oral or written representations or assurances from Brightpoint, or any of Brightpoint’s affiliates, officers, directors or employees or any other representatives or agents of Brightpoint. PE holding has had access to all of the filings made by Brightpoint with the United States Securities and Exchange Commission (“SEC”), pursuant to the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, in each case to the extent available publicly via the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

          v. PE Holding has all corporate, limited liability company or partnership power and authority, as appropriate, to execute this Purchase Agreement. This Purchase Agreement has been validly authorized, executed and delivered by PE Holding, and no further corporate, limited liability company or partnership actions, as appropriate, are required on the part of PE Holding to authorize the execution and delivery of this Purchase Agreement. The execution, delivery and performance of this Purchase Agreement by PE Holding does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) the organizational documents of PE Holding, (ii) any agreement, contract or instrument to which PE Holding is a party which would prevent PE Holding from performing its obligations hereunder, or (iii) any law, statute, rule or regulation to which PE Holding is subject.
          vi. PE Holding acknowledges that it has had the opportunity to review this Purchase Agreement and the transactions contemplated by this Purchase Agreement with its own legal counsel and investment and tax advisors. PE Holding is not relying on any statements or representations of Brightpoint or any of Brightpoint’s respective affiliates, representatives or agents for legal, tax or investment advice with respect to this Purchase Agreement or the transactions contemplated by the Purchase Agreement.
          vii. PE Holding is the beneficial owner of the Shares and will transfer to Brightpoint good and marketable title to the Shares, free and clear of any liens, claims, security interests, options charges or any other encumbrance whatsoever.
     3. Acknowledgements; Waiver; Indemnification.
     PE Holding (i) acknowledges that Brightpoint may possess or have access to material non-public information which has not been communicated to PE Holding; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that it may now have or may hereafter acquire, whether presently known or unknown, against Brightpoint or any of its officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the sale of the Shares pursuant to this Purchase Agreement, including without limitation, any claims arising under Rule 10b-(5) of the Securities and Exchange Act of 1934; and (iii) is aware that Brightpoint is relying on the truth of the representations set forth in Sections 2.a and 2.c of this Purchase Agreement and the foregoing acknowledgement and waiver in clauses 3.i and 3.ii above, respectively, in connection with the transactions contemplated by this Purchase Agreement.

     4. Miscellaneous Provisions.
     a. This Purchase Agreement sets forth the entire agreement among the Parties with respect to its subject matter and, other than as specifically amended or modified herein, all other terms and conditions of all other agreements between the Parties, remain in full force and effect. Nothing in this Purchase Agreement shall be deemed to amend, modify, waive or alter the Underwriting Agreement dated July 15, 2009 by and among Brightpoint, NC Holding and Deutsche Bank Securities, Inc.
     b. This Purchase Agreement may not be changed, modified or amended except by a written instrument signed by the Parties.
     c. This Purchase Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature pages may be exchanged by e-mail or facsimile, and each signature page so exchanged shall be considered an original.
     d. This Purchase Agreement shall be binding on the Parties and their respective predecessors, successors, assigns, parents, subsidiaries, affiliates, divisions, groups, and present and former officers, directors, and employees.
     e. Unless Brightpoint instructs otherwise in writing, all notices to Brightpoint regarding this Purchase Agreement shall be delivered to:
Brightpoint, Inc.
7635 Interactive Way, Suite 200
Indianapolis, Indiana 46278 USA
ATTN: Steven E. Fivel
Executive Vice President, General Counsel & Secretary
Tel: (317)707-2520
E-mail: steve.fivel@brightpoint.com
     With a copy to:
Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
ATTN: Robert J. Mittman
Tel: (212) 885-5555
E-mail: rmittman@blankrome.com
     f. Unless PE Holding instructs otherwise in writing, all notices to PE Holding regarding this Purchase Agreement shall be delivered to:

Partner Escrow Holding A/S
Frueskovvej 6
Kelstrupskov
6340 Krusaa
Denmark
Attn. Hans Peter Alnor
Tel: +45 2225 6000
Email: hp@alnor.dk
     With a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
ATTN: David A. Kurzweil
Tel: (212) 906-1200
E-mail: david.kurzweil@lw.com
     g. Unless otherwise indicated or agreed to in writing by the Party to receive the delivery of any document, as used in this Purchase Agreement “deliver” and “delivery” shall mean transmission by overnight courier and e-mail.
     h. This Purchase Agreement shall be deemed to have been drafted jointly by the Parties.
     5. Governing Law; Jurisdiction and Process
THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly authorized the execution and delivery of this Purchase Agreement as of the date written below.
Dated: January 11, 2010

BRIGHTPOINT, INC.
7635 Interactive Way, Suite 200
Indianapolis, Indiana 46278

By:	/s/ Steven E. Fivel

PARTNER ESCROW HOLDING A/S
Frueskovvej 6
Kelstrupskov
6340 Krusaa
Denmark
Attn. Hans Peter Alnor
Tel: +45 2225 6000
Email: hp@alnor.dk

By:	/s/ Michael Haaning

Schedule A

Jan Gunnar Næss	310,936	ü
Thorleif Krarup	189,745	ú
Otto Kalvø	139,921	ú
Carsten Christiansen	34,617	ú
Torben Pedersen	34,617	ú
Steen Høgh	33,347	ú
Ulrik Egeskov	14,606	ú
Anders Andresen	13,339	ú
Erik Rasmussen	13,339	ý	2 day put option on USD 6.20/share
Christian Østergaard	7,938	ú
Stig Vendelboe	6,002	ú
Thomas Breth	6,002	ú
Henning Krogh	3,000	ú
Atrium	2,323	ú
Ib Gonge Hansen	1,267	ú
Ulrik Bach-Andersen	1,267	ú
Søren Birk	570	þ